EXHIBIT 99.1

Eagle Bancorp, Inc. Announces a 46% Increase in Operating Earnings for Year End 2015 and Surges to $6.0 Billion in Assets

BETHESDA, Md., Jan. 20, 2016 (GLOBE NEWSWIRE) -- Eagle Bancorp, Inc. (the “Company”) (NASDAQ:EGBN), the parent company of EagleBank, today announced record quarterly net income of $22.3 million for the three months ended December 31, 2015, a 52% increase (32% on an operating basis) over the $14.7 million net income ($16.9 million on an operating basis) for the three months ended December 31, 2014. Net income available to common shareholders for the three months ended December 31, 2015 increased 53% to $22.3 million as compared to $14.5 million ($16.7 million on an operating basis) for the same period in 2014.

Net income per basic and diluted common share for the three months ended December 31, 2015 was $0.67 and $0.65, respectively as compared to $0.51 per basic common share and $0.49 per diluted common share ($0.59 per basic common share and $0.56 per diluted common share on an operating basis) for the same period in 2014, a 31% increase per basic common share and 33% per diluted common share (14% increase per basic common share and 16% per diluted common share on an operating basis).

“We are very pleased to report the Company’s twenty-eighth consecutive quarter of record earnings, continuing a long-term history of consistent and balanced financial results,” noted Ronald D. Paul, Chairman and Chief Executive Officer of Eagle Bancorp, Inc. The Company’s quarterly earnings have increased for each quarter since the fourth quarter of 2008. Financial performance in the fourth quarter of 2015 was highlighted by 21% growth in total revenue as compared to the same quarter in 2014 and by 6% growth in total revenue as compared to the third quarter of 2015; by a favorable net interest margin, which was 4.38% for the fourth quarter of 2015; by continuing growth in total loans and total deposits; and by continued solid asset quality measures. Additionally, operating leverage remained quite favorable with an efficiency ratio in the fourth quarter of 2015 of 41.47%. The strong fourth quarter earnings resulted in an annualized return on average assets (“ROAA”) of 1.50%, an annualized return on average common equity (“ROACE”) of 12.08% and a Common Equity Tier 1 ratio of 10.68% at December 31, 2015.

For the year ended December 31, 2015, the Company’s net income was $84.2 million, a 55% increase (46% on an operating basis) over the $54.3 million ($57.7 million on an operating basis) for the year ended December 31, 2014. Net income available to common shareholders for the year ended December 31, 2015 was $83.6 million, as compared to $53.6 million ($57.1 million on an operating basis) for the same period in 2014, a 56% increase (46% on an operating basis).  Net income available to common shareholders in 2015 was $2.54 per basic common share and $2.50 per diluted common share, as compared to $2.01 per basic common share and $1.95 per diluted common share ($2.14 per basic common share and $2.08 per diluted common share on an operating basis) for 2014, a 26% increase per basic and 28% per diluted common share (19% increase per basic and 21% per diluted common share on an operating basis).

Operating earnings exclude expenses related to the October 31, 2014 merger with Virginia Heritage Bank (the “Merger”) amounting to $3.2 million, or $2.2 million net of tax ($0.08 per basic common share and $0.07 per diluted common share) for the three months ended December 31, 2014, and $4.7 million, or $3.5 million net of tax ($0.13 per basic and diluted share) for the year ended December 31, 2014. Reconciliations of GAAP earnings to operating earnings are contained in the footnotes to the financial highlights table.

For the fourth quarter of 2015, total loans grew 5%, to $5.00 billion and total deposits increased 5% to $5.16 billion as compared to September 30, 2015. For the twelve months ended December 31, 2015 growth in total loans was $686 million or 16% and growth in total deposits was $848 million or 20%.

The net interest margin was 4.38% for the fourth quarter of 2015, as compared to 4.42% for the fourth quarter of 2014 and 4.23% for the third quarter of 2015. Mr. Paul added, “The margin expanded slightly in the fourth quarter of 2015 due substantially to a higher average loan percentage and a lower level of average liquidity as compared to the third quarter in 2015.” The yield on average loans for the fourth quarter of 2015 was 5.22%, as compared to 5.19% for the third quarter of 2015 and 5.29% for the fourth quarter of 2014. Mr. Paul noted that, “While competitive pressures continue regarding new loan pricing, the Company remains focused on its disciplined approach to pricing both loans and funding sources.” The cost of funds was 0.33% in the fourth quarter of 2015 versus 0.35% in the third quarter of 2015 and 0.36% in the fourth quarter of 2014.

Total revenue (net interest income plus noninterest income) for the fourth quarter of 2015 was $69.1 million, or 21% above the $57.1 million of total revenue earned for the fourth quarter of 2014 and was 6% higher than the $65.2 million of revenue earned in the third quarter of 2015. Total revenue for the full year of 2015 was $260.6 million, or 32% above the $196.8 million of total revenue earned for the full year of 2014.

The primary driver of the Company’s revenue growth for the fourth quarter of 2015 as compared to the fourth quarter of 2014 continues to be net interest income, which increased 21% ($62.6 million versus $51.8 million). Noninterest income increased 22% in the fourth quarter of 2015 over the same period in 2014 ($6.5 million versus $5.3 million).

Asset quality measures remained solid at December 31, 2015. Net charge-offs (annualized) were 0.18% of average loans for the fourth quarter of 2015, as compared to 0.26% (annualized) of average loans for the fourth quarter of 2014. At December 31, 2015, the Company’s nonperforming loans amounted to $13.2 million (0.26% of total loans) as compared to $14.5 million (0.30% of total loans) at September 30, 2015 and $22.4 million (0.52% of total loans) at December 31, 2014. Nonperforming assets amounted to $19.1 million (0.31% of total assets) at December 31, 2015 compared to $24.4 million (0.41% of total assets) at September 30, 2015 and $35.7 million (0.68% of total assets) at December 31, 2014.

Management continues to remain attentive to any signs of deterioration in borrowers’ financial conditions and is proactive in taking the appropriate steps to mitigate risk. Furthermore, the Company is diligent in placing loans on nonaccrual status and believes, based on its loan portfolio risk analysis, that its allowance for credit losses, at 1.05% of total loans (excluding loans held for sale) at December 31, 2015, is adequate to absorb potential credit losses within the loan portfolio at that date. The allowance for credit losses was 1.05% of total loans at September 30, 2015 and 1.07% at December 31, 2014. The allowance for credit losses represented 398% of nonperforming loans, referred to as the Coverage Ratio, at December 31, 2015, as compared to 348% at September 30, 2015 and 205% at December 31, 2014 resulting primarily from a decrease in nonperforming loans.

The efficiency ratio of 41.47% reflects management’s ongoing efforts to maintain superior operating leverage. “The Company’s operating cost management remained quite favorable for the fourth quarter of 2015,” noted Mr. Paul. The level of annualized noninterest expenses as a percentage of average assets declined to 1.94% in the fourth quarter of 2015 as compared to 2.42% (2.16% on an operating basis) in the fourth quarter of 2014. The Merger completed in the fourth quarter of 2014 accelerated a trend of improvement in the Company’s operating leverage over the past several years. The in-market transaction allowed the Company to achieve significant cost savings throughout 2015. Mr. Paul further noted, “The Company’s goal remains providing for an appropriate infrastructure to remain competitive, service our clients, manage risk, and achieve the Company’s growth initiatives while also maintaining strict oversight of expenses.”

Total assets at December 31, 2015 were $6.08 billion, a 3% increase as compared to $5.89 billion at September 30, 2015, and a 16% increase as compared to $5.25 billion at December 31, 2014. Total loans (excluding loans held for sale) were $5.00 billion at December 31, 2015, a 5% increase as compared to $4.78 billion at September 30, 2015, and a 16% increase as compared to $4.31 billion at December 31, 2014. Loans held for sale amounted to $47.5 million at December 31, 2015 as compared to $35.7 million at September 30, 2015, a 33% increase, and $44.3 million at December 31, 2014, a 7% increase. The investment portfolio totaled $487.9 million at December 31, 2015, a 7% decrease from the $524.3 million balance at September 30, 2015. As compared to December 31, 2014, the investment portfolio at December 31, 2015 increased by $105.5 million or 28%.

Total deposits at December 31, 2015 were $5.16 billion compared to deposits of $4.93 billion at September 30, 2015, a 5% increase and $4.31 billion at December 31, 2014, a 20% increase. Total borrowed funds (excluding customer repurchase agreements) were $70.0 million at December 31, 2015 and September 30, 2015. As compared to December 31, 2014, borrowed funds (excluding customer repurchase agreements) at December 31, 2015 decreased by $149.3 million or 68%. The decline in borrowed funds for the year ended December 31, 2015 as compared to December 31, 2014 was the result of the payoff of all FHLB advances and the $9.3 million in subordinated notes due 2021.

Total shareholders’ equity at December 31, 2015 decreased 6%, to $738.6 million, compared to $786.1 million at September 30, 2015, and increased 19%, from $620.8 million, at December 31, 2014. The decline of shareholders’ equity from September 30, 2015 reflects the redemption during the fourth quarter of 2015 of all $71.9 million of the preferred stock issued under the Small Business Lending Fund ("SBLF"), offset by earnings during the fourth quarter. The change in shareholders’ equity in 2015 was due to increased retained earnings, the public offering of common stock completed during the first quarter of 2015 (which netted approximately $94.5 million) and the redemption of the SBLF preferred stock. The ratio of common equity to total assets was 12.15% at December 31, 2015 as compared to 12.13% at September 30, 2015 and 10.46% at December 31, 2014. The Company’s capital position remains substantially in excess of regulatory requirements for well capitalized status, with a total risk based capital ratio of 12.75% at December 31, 2015, as compared to 13.80% at September 30, 2015, and 12.97% at December 31, 2014. In addition, the tangible common equity ratio was 10.56% at December 31, 2015, compared to 10.46% at September 30, 2015 and 8.54% at December 31, 2014.

Analysis of the three months ended December 31, 2015 compared to December 31, 2014

For the three months ended December 31, 2015, the Company reported an annualized ROAA of 1.50% as compared to 1.21% (1.38% on an operating basis) for the three months ended December 31, 2014. The annualized ROACE for the three months ended December 31, 2015 was 12.08%, as compared to 11.67% (13.43% on an operating basis) for the three months ended December 31, 2014. The lower ROACE on an operating basis during the three months ended December 31, 2015 is due to a higher average capital position.

Net interest income increased 21% for the three months ended December 31, 2015 over the same period in 2014 ($62.6 million versus $51.8 million), resulting from growth in average earning assets of 22%. The net interest margin was 4.38% for the three months ended December 31, 2015, as compared to 4.42% for the three months ended December 31, 2014. The Company believes its net interest margin remains favorable compared to peer banking companies and that its disciplined approach to managing the loan portfolio yield to 5.22% for the fourth quarter in 2015 has been a significant factor in its overall profitability.

The provision for credit losses was $4.6 million for the three months ended December 31, 2015 as compared to $3.7 million for the three months ended December 31, 2014. The higher provisioning in the fourth quarter of 2015, as compared to the fourth quarter of 2014, is due to growth in the loan portfolio. Net charge-offs of $2.2 million in the fourth quarter of 2015 represented an annualized 0.18% of average loans, excluding loans held for sale, as compared to $2.6 million, or an annualized 0.26% of average loans, excluding loans held for sale, in the fourth quarter of 2014. Net charge-offs in the fourth quarter of 2015 were attributable primarily to land development and construction loans ($1.9 million), and home equity and other consumer loans ($499 thousand).

Noninterest income for the three months ended December 31, 2015 increased to $6.5 million from $5.3 million for the three months ended December 31, 2014, a 22% increase. This increase was primarily due to an increase of $650 thousand in gains on the sale of SBA loans and a $580 thousand increase in other income. Other income increased primarily from noninterest loan fees and noninterest fee income.

The efficiency ratio, which measures the ratio of noninterest expense to total revenue, was 41.47% for the fourth quarter of 2015, as compared to 51.38% (45.71% on an operating basis) for the fourth quarter of 2014. Noninterest expenses totaled $28.6 million for the three months ended December 31, 2015, as compared to $29.4 million ($26.1 million on an operating basis) for the three months ended December 31, 2014, a 2% decrease (10% increase on an operating basis). Cost increases for salaries and benefits were $275 thousand, due primarily to maintaining stable staffing levels and to increases in employee benefit expenses. Premises and equipment expenses were $223 thousand higher, due substantially to increases in leasing costs and accelerated amortization. Data processing expense increased $364 thousand primarily due to increased accounts and transaction volume. Legal, accounting and professional fees decreased by $112 thousand. Higher FDIC expenses were due to higher average asset growth. Other expenses increased $1.6 million primarily due to costs and valuation adjustments associated with OREO property.

Analysis of the year ended December 31, 2015 compared to December 31, 2014

For the year ended December 31, 2015, the Company reported an annualized ROAA of 1.49% as compared to 1.31% (1.40% on an operating basis) for the year ended December 31, 2014. The annualized ROACE for the year ended December 31, 2015 was 12.32%, as compared to 13.50% (14.38% on an operating basis) for the year ended December 31, 2014. The lower ROACE was due to the higher average capital position.

Net interest income increased 31% for the year ended December 31, 2015 over the same period in 2014 ($233.9 million versus $178.5 million), resulting from growth in average earning assets of 35%. The net interest margin was 4.33% as compared to 4.44% for the year ended December 31, 2014. The Company believes its net interest margin remains favorable compared to peer banking companies and that its disciplined approach to managing the loan portfolio yield to 5.24% for the year ended December 31, 2015 has been a significant factor in its overall profitability.

The provision for credit losses was $14.6 million for the year ended December 31, 2015 as compared to $10.9 million for the year ended December 31, 2014. The higher provisioning in the year ended December 31, 2015, as compared to the December 31, 2014, is due to both higher loan growth and higher net charge-offs. Net charge-offs of $8.0 million for the year ended December 31, 2015 represented 0.17% of average loans, excluding loans held for sale, as compared to $5.7 million or 0.17% of average loans, excluding loans held for sale, for the year ended December 31, 2014. Net charge-offs for the year ended December 31, 2015 were attributable primarily to land development and construction loans ($1.9 million), commercial and industrial loans ($4.5 million), home equity and other consumer ($1.2 million), and income producing-commercial real estate loans ($625 thousand), offset by a recovery in construction commercial real estate loans ($175 thousand).

Noninterest income for the year ended December 31, 2015 increased to $26.6 million from $18.3 million for the year ended December 31, 2014, a 45% increase. This increase was primarily due to $4.9 million higher gains on the sale of residential mortgage loans and to gains realized on the sale of investment securities of $2.3 million offset by a $1.1 million loss on the early extinguishment of debt due to the early payoff of FHLB advances. Residential mortgage loans closed were $904 million for the year ended December 31, 2015 versus $579 million for the year ended December 31, 2014. Approximately 38% of loans closed were purchase money mortgages, with approximately 62% being for refinance purposes. Other income increased $1.3 million, primarily due to noninterest loan fees and ATM fees. Excluding investment securities gains and the loss on early extinguishment of debt, total noninterest income was $25.5 million for the year ended December 31, 2015, as compared to $18.3 million for the same period in 2014, a 39% increase.

Noninterest expenses totaled $110.7 million for the year ended December 31, 2015, as compared to $99.7 million ($95.0 million on an operating basis) for the year ended December 31, 2014, an 11% increase (17% on an operating basis). Cost increases for salaries and benefits were $4.5 million, due primarily to increased staff from the Merger, merit increases, employee benefit expense increases and higher incentive compensation. Premises and equipment expenses were $2.7 million higher, due to costs of additional branches and office space acquired in the Merger, to increases in leasing costs, and to accelerated amortization. Marketing and advertising expense increased by $749 thousand primarily due to costs associated with digital and print advertising and sponsorships. Data processing expense increased $1.4 million primarily due to increased accounts and transaction volume primarily arising out of the Merger and to higher network expenses. Higher FDIC expenses were due to higher average assets. Other expenses increased $5.1 million primarily due to costs and valuation adjustments associated with other real estate owned, franchise tax, and higher core deposit intangible amortization. For the year ended December 31, 2015, the efficiency ratio was 42.49% as compared to 50.67% (48.28% on an operating basis) for the same period in 2014. Operating efficiency was enhanced in the year of 2015 in large part from leverage achieved in the Merger and to ongoing attention to noninterest expense management.

The financial information which follows provides more detail on the Company’s financial performance for the twelve and three months ended December 31, 2015 as compared to the twelve and three months ended December 31, 2014 as well as providing eight quarters of trend data. Persons wishing for additional information should refer to the Company’s Form 10-K for the year ended December 31, 2014 and other reports filed with the Securities and Exchange Commission (the “SEC”).

About Eagle Bancorp: The Company is the holding company for EagleBank, which commenced operations in 1998. The Bank is headquartered in Bethesda, Maryland, and operates through twenty-one branch offices, located in Montgomery County, Maryland, Washington, D.C. and Northern Virginia. The Company focuses on building relationships with businesses, professionals and individuals in its marketplace.

Conference Call: Eagle Bancorp will host a conference call to discuss its fourth quarter 2015 financial results on Thursday, January 21, 2016 at 10:00 a.m. eastern standard time. The public is invited to listen to this conference call by dialing 1.877.303.6220, conference ID Code is 19041311, or by accessing the call on the Company’s website, www.EagleBankCorp.com. A replay of the conference call will be available on the Company’s website through February 4, 2016.

Forward-looking Statements: This press release contains forward-looking statements within the meaning of the Securities and Exchange Act of 1934, as amended, including statements of goals, intentions, and expectations as to future trends, plans, events or results of Company operations and policies and regarding general economic conditions. In some cases, forward-looking statements can be identified by use of words such as “may,” “will,” “anticipates,” “believes,” “expects,” “plans,” “estimates,” “potential,” “continue,” “should,” and similar words or phrases. These statements are based upon current and anticipated economic conditions, nationally and in the Company’s market, interest rates and interest rate policy, competitive factors, and other conditions which by their nature, are not susceptible to accurate forecast and are subject to significant uncertainty. Because of these uncertainties and the assumptions on which this discussion and the forward-looking statements are based, actual future operations and results in the future may differ materially from those indicated herein. For details on factors that could affect these expectations, see the risk factors and other cautionary language included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2014 and in other periodic and current reports filed with the SEC. Readers are cautioned against placing undue reliance on any such forward-looking statements. The Company’s past results are not necessarily indicative of future performance.

Eagle Bancorp, Inc.
Consolidated Financial Highlights (Unaudited)
(dollars in thousands, except per share data)
	Twelve Months Ended December 31,		Three Months Ended December 31,
	2015	2014	2015	2014
Income Statements:
Total interest income	$253,180	$191,573	$67,311	$56,091
Total interest expense	19,238	13,095	4,735	4,275
Net interest income	233,942	178,478	62,576	51,816
Provision for credit losses	14,638	10,879	4,595	3,700
Net interest income after provision for credit losses	219,304	167,599	57,981	48,116
Noninterest income (before investment gains)	25,504	18,323	6,462	5,298
Gain on sale of investment securities	2,254	22	30	12
Loss on early extinguishment of debt	(1,130)	-	-	-
Total noninterest income	26,628	18,345	6,492	5,310
Total noninterest expense (1)	110,716	99,728	28,640	29,352
Income before income tax expense	135,216	86,216	35,833	24,074
Income tax expense	51,049	31,958	13,485	9,347
Net income (1)	84,167	54,258	22,348	14,727
Preferred stock dividends	601	614	62	180
Net income available to common shareholders (1)	$83,566	$53,644	$22,286	$14,547

Per Share Data:
Earnings per weighted average common share, basic (1)	$2.54	$2.01	$0.67	$0.51
Earnings per weighted average common share, diluted (1)	$2.50	$1.95	$0.65	$0.49
Weighted average common shares outstanding, basic	32,836,449	26,683,759	33,462,937	28,777,778
Weighted average common shares outstanding, diluted	33,479,592	27,550,978	34,069,786	29,632,685
Actual shares outstanding at period end	33,467,893	30,139,396	33,467,893	30,139,396
Book value per common share at period end	$22.07	$18.21	$22.07	$18.21
Tangible book value per common share at period end (2)	$18.83	$14.56	$18.83	$14.56

Performance Ratios (annualized):
Return on average assets (1)	1.49%	1.31%	1.50%	1.21%
Return on average common equity (1)	12.32%	13.50%	12.08%	11.67%
Net interest margin	4.33%	4.44%	4.38%	4.42%
Efficiency ratio (1)(3)	42.49%	50.67%	41.47%	51.38%

Other Ratios:
Allowance for credit losses to total loans (4)	1.05%	1.07%	1.05%	1.07%
Allowance for credit losses to total nonperforming loans	397.95%	205.30%	397.95%	205.30%
Nonperforming loans to total loans (4)	0.26%	0.52%	0.26%	0.52%
Nonperforming assets to total assets	0.31%	0.68%	0.31%	0.68%
Net charge-offs (annualized) to average loans (4)	0.17%	0.17%	0.18%	0.26%
Common equity to total assets	12.15%	10.46%	12.15%	10.46%
Tier 1 leverage ratio	10.90%	10.69%	10.90%	10.69%
Total risk based capital ratio	12.75%	12.97%	12.75%	12.97%
Common Equity Tier 1	10.68%	n/a	10.68%	n/a
Tangible common equity to tangible assets (2)	10.56%	8.54%	10.56%	8.54%

Loan Balances - Period End (in thousands):
Commercial and Industrial	$1,052,257	$916,226	$1,052,257	$916,226
Commercial real estate - owner occupied	$498,103	$461,581	$498,103	$461,581
Commercial real estate - income producing	$2,115,477	$1,703,172	$2,115,477	$1,703,172
1-4 Family mortgage	$147,365	$148,018	$147,365	$148,018
Construction - commercial and residential	$985,607	$793,432	$985,607	$793,432
Construction - C&I (owner occupied)	$79,769	$58,032	$79,769	$58,032
Home equity	$112,885	$122,536	$112,885	$122,536
Other consumer	$6,904	$109,402	$6,904	$109,402

Average Balances (in thousands):
Total assets	$5,631,703	$4,130,495	$5,908,115	$4,844,409
Total earning assets	$5,400,071	$4,013,125	$5,675,048	$4,654,423
Total loans	$4,594,395	$3,361,696	$4,859,391	$3,993,020
Total deposits	$4,697,263	$3,513,088	$4,952,282	$4,025,900
Total borrowings	$169,246	$147,859	$169,745	$237,401
Total shareholders’ equity	$738,468	$456,623	$757,199	$561,467

(1) The reported figure includes the effect of $4.7 million and $3.2 million of merger related expenses ($3.5 million and $2.2 million net of tax) for the twelve and three months ended December 31, 2014. As the magnitude of the merger expenses distorts the operational results of the Company, we present in the GAAP reconciliation below and in the accompanying text certain performance ratios excluding the effect of the merger expenses during the twelve and three months periods ended December 31, 2014. We believe this information is important to enable shareholders and other interested parties to assess the core operational performance of the Company.

GAAP Reconciliation (Unaudited)
(dollars in thousands except per share data)
	Twelve Months Ended	Three Months Ended
	December 31, 2014	December 31, 2014
Net income	$54,258	$14,727
Adjustments to net income
Merger-related expenses	3,472	2,173
Operating net income	$57,730	$16,900

Net income available to common shareholders	$53,644	$14,547
Adjustments to net income available to common shareholders
Merger-related expenses	3,472	2,173
Operating earnings	$57,116	$16,720

Earnings per weighted average common share, basic	$2.01	$0.51
Adjustments to earnings per weighted average common share, basic
Merger-related expenses	0.13	0.08
Operating earnings per weighted average common share, basic	$2.14	$0.59

Earnings per weighted average common share, diluted	$1.95	$0.49
Adjustments to earnings per weighted average common share, diluted
Merger-related expenses	0.13	0.07
Operating earnings per weighted average common share, diluted	$2.08	$0.56

Summary Operating Results:
Noninterest expense	$99,728	$29,352
Merger-related expenses	4,699	3,239
Adjusted noninterest expense	$95,029	$26,113

Adjusted efficiency ratio	48.28%	45.71%

Adjusted noninterest expense as a % of average assets	2.30%	2.14%

Return on average assets
Net income	$54,258	$14,727
Adjustments to net income
Merger-related expenses	3,472	2,173
Operating net income	$57,730	$16,900

Adjusted return on average assets	1.40%	1.38%

Return on average common equity
Net income available to common shareholders	$53,644	$14,547
Adjustments to net income available to common shareholders
Merger-related expenses	3,472	2,173
Operating earnings	$57,116	$16,720

Adjusted return on average common equity	14.38%	13.43%

(2) Tangible common equity to tangible assets (the "tangible common equity ratio") and tangible book value per common share are non-GAAP financial measures derived from GAAP based amounts. The Company calculates the tangible common equity ratio by excluding the balance of intangible assets from common shareholders' equity and dividing by tangible assets. The Company calculates tangible book value per common share by dividing tangible common equity by common shares outstanding, as compared to book value per common share, which the Company calculates by dividing common shareholders' equity by common shares outstanding. The Company considers this information important to shareholders as tangible equity is a measure that is consistent with the calculation of capital for bank regulatory purposes, which excludes intangible assets from the calculation of risk based ratios and as such is useful for investors, regulators, management and others to evaluate capital adequacy and to compare against other financial institutions. The table below provides a reconciliation of these non-GAAP financial measures with financial measures defined by GAAP.

GAAP Reconciliation (Unaudited)
(dollars in thousands except per share data)
	Twelve Months Ended	Twelve Months Ended
	December 31, 2015	December 31, 2014
Common shareholders' equity	$738,601	$548,859
Less: Intangible assets	(108,542)	(109,908)
Tangible common equity	$630,059	$438,951

Book value per common share	$22.07	$18.21
Less: Intangible book value per common share	(3.24)	(3.65)
Tangible book value per common share	$18.83	$14.56

Total assets	$6,076,649	$5,247,880
Less: Intangible assets	(108,542)	(109,908)
Tangible assets	$5,968,107	$5,137,972
Tangible common equity ratio	10.56%	8.54%

(3) Computed by dividing noninterest expense by the sum of net interest income and noninterest income.

(4) Excludes loans held for sale.

Eagle Bancorp, Inc.
Consolidated Balance Sheets (Unaudited)
(dollars in thousands, except per share data)

Assets	December 31, 2015	September 30, 2015	December 31, 2014
Cash and due from banks	$11,009	$10,703	$9,097
Federal funds sold	3,791	4,076	3,516
Interest bearing deposits with banks and other short-term investments	283,563	291,276	243,412
Investment securities available for sale, at fair value	487,869	524,326	382,343
Federal Reserve and Federal Home Loan Bank stock	16,903	16,865	22,560
Loans held for sale	47,492	35,713	44,317
Loans	4,998,368	4,776,965	4,312,399
Less allowance for credit losses	(52,687)	(50,320)	(46,075)
Loans, net	4,945,681	4,726,645	4,266,324
Premises and equipment, net	18,254	17,070	19,099
Deferred income taxes	40,311	35,426	32,511
Bank owned life insurance	58,682	58,284	56,594
Intangible assets, net	108,542	109,498	109,908
Other real estate owned	5,852	9,952	13,224
Other assets	48,700	49,124	44,975
Total Assets	$6,076,649	$5,888,958	$5,247,880

Liabilities and Shareholders' Equity
Deposits:
Noninterest bearing demand	$1,405,067	$1,402,447	$1,175,799
Interest bearing transaction	178,797	207,716	143,628
Savings and money market	2,835,325	2,514,310	2,302,600
Time, $100,000 or more	406,570	439,248	393,132
Other time	332,685	362,867	295,609
Total deposits	5,158,444	4,926,588	4,310,768
Customer repurchase agreements	72,356	64,893	61,120
Other short-term borrowings	-	-	100,000
Long-term borrowings	70,000	70,000	119,300
Other liabilities	37,248	41,408	35,933
Total liabilities	5,338,048	5,102,889	4,627,121

Shareholders' Equity

Preferred stock, par value $.01 per share, shares authorized 1,000,000,
Series B, $1,000 per share liquidation preference, shares issued and outstanding -0- at December 31, 2015, 56,600 at September 30, 2015 and
December 31, 2014; Series C, $1,000 per share liquidation preference, shares issued and outstanding -0- at December 31, 2015, 15,300 at
September 30, 2015 and December 31, 2014	-	71,900	71,900
Common stock, par value $.01 per share; shares authorized 100,000,000, shares
issued and outstanding 33,467,893, 33,405,510 and 30,139,396, respectively	331	330	296
Warrant	946	946	946
Additional paid in capital	503,529	500,334	394,933
Retained earnings	233,604	211,318	150,037
Accumulated other comprehensive income	191	1,241	2,647
Total Shareholders' Equity	738,601	786,069	620,759
Total Liabilities and Shareholders' Equity	$6,076,649	$5,888,958	$5,247,880

Eagle Bancorp, Inc.
Consolidated Statements of Operations (Unaudited)
(dollars in thousands, except per share data)

	Twelve Months Ended December 31,		Three Months Ended December 31,
Interest Income	2015	2014	2015	2014
Interest and fees on loans	$242,340	$181,775	$64,277	$53,594
Interest and dividends on investment securities	10,092	9,286	2,903	2,375
Interest on balances with other banks and short-term investments	732	496	128	117
Interest on federal funds sold	16	16	3	5
Total interest income	253,180	191,573	67,311	56,091
Interest Expense
Interest on deposits	14,343	9,638	3,675	2,713
Interest on customer repurchase agreements	132	143	38	36
Interest on short-term borrowings	86	31	32	31
Interest on long-term borrowings	4,677	3,283	990	1,495
Total interest expense	19,238	13,095	4,735	4,275
Net Interest Income	233,942	178,478	62,576	51,816
Provision for Credit Losses	14,638	10,879	4,595	3,700
Net Interest Income After Provision For Credit Losses	219,304	167,599	57,981	48,116

Noninterest Income
Service charges on deposits	5,397	4,906	1,407	1,268
Gain on sale of loans	11,973	6,886	2,609	2,200
Gain on sale of investment securities	2,254	22	30	12
Loss on early extinguishment of debt	(1,130)	-	-	-
Increase in the cash surrender value of bank owned life insurance	1,589	1,283	398	364
Other income	6,545	5,248	2,048	1,466
Total noninterest income	26,628	18,345	6,492	5,310
Noninterest Expense
Salaries and employee benefits	61,749	57,268	15,977	15,703
Premises and equipment expenses	16,026	13,317	3,970	3,747
Marketing and advertising	2,748	1,999	566	578
Data processing	7,533	6,163	1,935	1,571
Legal, accounting and professional fees	3,729	3,439	814	926
FDIC insurance	3,154	2,333	806	653
Merger expenses	141	4,699	2	3,239
Other expenses	15,636	10,510	4,570	2,935
Total noninterest expense	110,716	99,728	28,640	29,352
Income Before Income Tax Expense	135,216	86,216	35,833	24,074
Income Tax Expense	51,049	31,958	13,485	9,347
Net Income	84,167	54,258	22,348	14,727
Preferred Stock Dividends	601	614	62	180
Net Income Available to Common Shareholders	$83,566	$53,644	$22,286	$14,547

Earnings Per Common Share
Basic	$2.54	$2.01	$0.67	$0.51
Diluted	$2.50	$1.95	$0.65	$0.49

Eagle Bancorp, Inc.
Consolidated Average Balances, Interest Yields And Rates (Unaudited)
(dollars in thousands)

	Three Months Ended December 31,
	2015			2014
	Average Balance	Interest	Average Yield/Rate	Average Balance	Interest	Average Yield/Rate
ASSETS
Interest earning assets:
Interest bearing deposits with other banks and other short-term investments	$224,664	$128	0.23%	$202,182	$117	0.23%
Loans held for sale (1)	40,587	383	3.77%	39,387	381	3.87%
Loans (1) (2)	4,859,391	63,894	5.22%	3,993,020	53,213	5.29%
Investment securities available for sale (2)	544,129	2,903	2.12%	409,627	2,375	2.30%
Federal funds sold	6,277	3	0.19%	10,207	5	0.19%
Total interest earning assets	5,675,048	67,311	4.71%	4,654,423	56,091	4.78%

Total noninterest earning assets	283,575			234,775
Less: allowance for credit losses	50,508			44,789
Total noninterest earning assets	233,067			189,986
TOTAL ASSETS	$5,908,115			$4,844,409

LIABILITIES AND SHAREHOLDERS' EQUITY
Interest bearing liabilities:
Interest bearing transaction	$195,167	$83	0.17%	$132,516	$43	0.13%
Savings and money market	2,560,727	2,119	0.33%	2,111,968	1,682	0.32%
Time deposits	764,761	1,473	0.76%	594,850	988	0.66%
Total interest bearing deposits	3,520,655	3,675	0.41%	2,839,334	2,713	0.38%
Customer repurchase agreements	71,591	38	0.21%	62,663	36	0.22%
Other short-term borrowings	28,154	32	0.44%	28,916	31	0.42%
Long-term borrowings	70,000	990	5.53%	145,822	1,495	4.01%
Total interest bearing liabilities	3,690,400	4,735	0.51%	3,076,735	4,275	0.55%

Noninterest bearing liabilities:
Noninterest bearing demand	1,431,627			1,186,566
Other liabilities	28,889			19,641
Total noninterest bearing liabilities	1,460,516			1,206,207

Shareholders’ equity	757,199			561,467
TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY	$5,908,115			$4,844,409

Net interest income		$62,576			$51,816
Net interest spread			4.20%			4.23%
Net interest margin			4.38%			4.42%
Cost of funds			0.33%			0.36%

(1) Loans placed on nonaccrual status are included in average balances. Net loan fees and late charges included in interest income on loans totaled $3.8 million and $3.1 million for the three months ended December 31, 2015 and 2014, respectively.
(2) Interest and fees on loans and investments exclude tax equivalent adjustments.

Eagle Bancorp, Inc.
Consolidated Average Balances, Interest Yields and Rates (Unaudited)
(dollars in thousands)

	Twelve Months Ended December 31,
	2015			2014
	Average Balance	Interest	Average Yield/Rate	Average Balance	Interest	Average Yield/Rate
ASSETS
Interest earning assets:
Interest bearing deposits with other banks and other short-term investments	$308,345	$732	0.24%	$207,530	$496	0.24%
Loans held for sale (1)	44,533	1,671	3.75%	33,541	1,337	3.99%
Loans (1) (2)	4,594,395	240,669	5.24%	3,361,696	180,438	5.37%
Investment securities available for sale (2)	445,986	10,092	2.26%	401,153	9,286	2.31%
Federal funds sold	6,812	16	0.23%	9,205	16	0.17%
Total interest earning assets	5,400,071	253,180	4.69%	4,013,125	191,573	4.77%

Total noninterest earning assets	280,443			160,543
Less: allowance for credit losses	48,811			43,173
Total noninterest earning assets	231,632			117,370
TOTAL ASSETS	$5,631,703			$4,130,495

LIABILITIES AND SHAREHOLDERS' EQUITY
Interest bearing liabilities:
Interest bearing transaction	$182,518	$291	0.16%	$119,835	$178	0.15%
Savings and money market	2,425,286	8,185	0.34%	1,950,138	6,265	0.32%
Time deposits	774,943	5,867	0.76%	449,108	3,195	0.71%
Total interest bearing deposits	3,382,747	14,343	0.42%	2,519,081	9,638	0.38%
Customer repurchase agreements	59,141	132	0.22%	63,490	143	0.23%
Other short-term borrowings	27,659	86	0.31%	7,288	31	0.42%
Long-term borrowings	82,446	4,677	5.60%	77,081	3,283	4.20%
Total interest bearing liabilities	3,551,993	19,238	0.54%	2,666,940	13,095	0.49%

Noninterest bearing liabilities:
Noninterest bearing demand	1,314,516			994,007
Other liabilities	26,726			12,925
Total noninterest bearing liabilities	1,341,242			1,006,932

Shareholders’ equity	738,468			456,623
TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY	$5,631,703			$4,130,495

Net interest income		$233,942			$178,478
Net interest spread			4.15%			4.28%
Net interest margin			4.33%			4.44%
Cost of funds			0.36%			0.33%

(1) Loans placed on nonaccrual status are included in average balances. Net loan fees and late charges included in interest income on loans totaled $12.6 million and $11.5 million for the year ended December 31, 2015 and 2014, respectively.
(2) Interest and fees on loans and investments exclude tax equivalent adjustments.

Eagle Bancorp, Inc.
Statements of Income and Highlights Quarterly Trends (Unaudited)
(dollars in thousands, except per share data)
	Three Months Ended
	December 31,	September 30,	June 30,	March 31,	December 31,	September 30,	June 30,	March 31,
Income Statements:	2015	2015	2015	2015	2014	2014	2014	2014
Total interest income	$67,311	$63,981	$62,423	$59,465	$56,091	$47,886	$44,759	$42,837
Total interest expense	4,735	4,896	4,873	4,734	4,275	3,251	2,739	2,830
Net interest income	62,576	59,085	57,550	54,731	51,816	44,635	42,020	40,007
Provision for credit losses	4,595	3,262	3,471	3,310	3,700	2,111	3,134	1,934
Net interest income after provision for credit losses	57,981	55,823	54,079	51,421	48,116	42,524	38,886	38,073
Noninterest income (before investment gains/losses
& extinguishment of debt)	6,462	6,039	6,233	6,770	5,298	4,761	3,809	4,455
Gain/(loss) on sale of investment securities	30	60	-	2,164	12	-	2	8
Loss on early extinguishment of debt	-	-	-	(1,130)	-	-	-	-
Total noninterest income	6,492	6,099	6,233	7,804	5,310	4,761	3,811	4,463
Salaries and employee benefits	15,977	15,383	14,683	15,706	15,703	14,942	13,015	13,608
Premises and equipment	3,970	3,974	4,072	4,010	3,747	3,374	3,107	3,089
Marketing and advertising	566	762	735	685	578	544	415	462
Merger expenses	2	2	26	111	3,239	885	576	-
Other expenses	8,125	7,284	7,082	7,561	6,085	5,398	5,022	5,939
Total noninterest expense	28,640	27,405	26,598	28,073	29,352	25,143	22,135	23,098
Income before income tax expense	35,833	34,517	33,714	31,152	24,074	22,142	20,562	19,438
Income tax expense	13,485	13,054	12,776	11,734	9,347	8,054	7,618	6,939
Net income	22,348	21,463	20,938	19,418	14,727	14,088	12,944	12,499
Preferred stock dividends	62	180	179	180	180	151	142	141
Net income available to common shareholders	$22,286	$21,283	$20,759	$19,238	$14,547	$13,937	$12,802	$12,358

Per Share Data:
Earnings per weighted average common share, basic	$0.67	$0.64	$0.62	$0.62	$0.51	$0.54	$0.49	$0.48
Earnings per weighted average common share, diluted	$0.65	$0.63	$0.61	$0.61	$0.49	$0.52	$0.48	$0.47
Weighted average common shares outstanding, basic	33,462,937	33,400,973	33,367,476	31,082,715	28,777,778	26,023,670	25,981,638	25,927,888
Weighted average common shares outstanding, diluted	34,069,786	34,026,412	33,997,989	31,776,323	29,632,685	26,654,186	26,623,784	26,575,155
Actual shares outstanding	33,467,893	33,405,510	33,394,563	33,303,467	30,139,396	26,022,307	25,985,659	25,975,186
Book value per common share at period end	$22.07	$21.38	$20.76	$20.11	$18.21	$14.83	$14.25	$13.62
Tangible book value per common share at period end (1)	$18.83	$18.10	$17.46	$16.82	$14.56	$14.71	$14.12	$13.49

Performance Ratios (annualized):
Return on average assets	1.50%	1.47%	1.51%	1.49%	1.21%	1.37%	1.35%	1.36%
Return on average common equity	12.08%	11.95%	12.18%	13.24%	11.67%	14.52%	14.09%	14.38%
Net interest margin	4.38%	4.23%	4.33%	4.41%	4.42%	4.45%	4.48%	4.45%
Efficiency ratio (2)	41.47%	42.04%	41.70%	44.89%	51.38%	50.90%	48.30%	51.94%

Other Ratios:
Allowance for credit losses to total loans (3)	1.05%	1.05%	1.07%	1.07%	1.07%	1.31%	1.33%	1.37%
Nonperforming loans to total loans (3)	0.26%	0.30%	0.33%	0.44%	0.52%	0.86%	0.69%	1.19%
Allowance for credit losses to total nonperforming loans	397.95%	347.82%	328.98%	244.12%	205.30%	152.25%	193.50%	115.67%
Nonperforming assets to total assets	0.31%	0.41%	0.44%	0.58%	0.68%	0.92%	0.80%	1.19%
Net charge-offs (annualized) to average loans (3)	0.18%	0.16%	0.21%	0.15%	0.26%	0.09%	0.20%	0.11%
Tier 1 leverage ratio	10.90%	11.93%	12.03%	12.19%	10.69%	10.70%	10.89%	10.83%
Total risk based capital ratio	12.75%	13.80%	13.75%	13.90%	12.97%	14.48%	12.71%	13.04%
Common Equity Tier 1	10.68%	10.44%	10.37%	10.43%	n/a	n/a	n/a	n/a
Tangible common equity to tangible assets (1)	10.56%	10.46%	10.33%	10.39%	8.54%	9.19%	9.38%	9.22%

Average Balances (in thousands):
Total assets	$5,908,115	$5,776,404	$5,562,220	$5,271,483	$4,844,409	$4,070,914	$3,853,441	$3,740,225
Total earning assets	$5,675,048	$5,544,835	$5,332,397	$5,039,428	$4,654,423	$3,977,859	$3,760,720	$3,647,305
Total loans	$4,859,391	$4,636,298	$4,499,871	$4,376,248	$3,993,020	$3,317,731	$3,141,976	$2,981,917
Total deposits	$4,952,282	$4,842,706	$4,655,234	$4,330,403	$4,025,900	$3,470,231	$3,328,380	$3,217,916
Total borrowings	$169,745	$129,136	$128,733	$250,698	$237,401	$152,249	$98,105	$102,146
Total stockholders’ equity	$757,199	$778,279	$755,541	$661,364	$561,467	$437,370	$421,029	$405,121

(1) Tangible common equity to tangible assets (the "tangible common equity ratio") and tangible book value per common share are non-GAAP financial measures derived from GAAP based amounts. The Company calculates the tangible common equity ratio by excluding the balance of intangible assets from common shareholders' equity and dividing by tangible assets. The Company calculates tangible book value per common share by dividing tangible common equity by common shares outstanding, as compared to book value per common share, which the Company calculates by dividing common shareholders' equity by common shares outstanding. The Company considers this information important to shareholders as tangible equity is a measure that is consistent with the calculation of capital for bank regulatory purposes, which excludes intangible assets from the calculation of risk based ratios and as such is useful for investors, regulators, management and others to evaluate capital adequacy and to compare against other financial institutions.
(2) Computed by dividing noninterest expense by the sum of net interest income and noninterest income.
(3) Excludes loans held for sale.

EAGLE BANCORP, INC.
CONTACT:
Michael T. Flynn
301.986.1800